TRANSITION AGREEMENT

This Transition Agreement made as of this 18th day of January 2010 between Unica Corporation (“Unica” or “Company”) and Richard Welch (“Mr. Welch”).

WHEREAS, Mr. Welch has been employed by the Company since May 2007, and has served as the Company’s Senior Vice President of Global Services since that time;

WHEREAS, the Company and Mr. Welch mutually desire to terminate Mr. Welch’s employment with the Company and Mr. Welch has indicated to the Company his desire to explore various professional opportunities which have been or may be presented to him; and

WHEREAS, the Company desires to secure his continued service for a minimum designated period of time to allow for the timely completion of his current assignments and to allow for an appropriate transition of his duties.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1. Contractual Status. The parties agree that Mr. Welch will remain employed as the Company’s Senior Vice President of Global Services from the date of this Transition Agreement until his resignation as Senior Vice President of Global Services on January 31, 2010 (the “Termination Date”). The parties further agree that Mr. Welch will continue to perform those duties and responsibilities customary and consistent with his position as Senior Vice President of Global Services until the Termination Date. Up to and including the Termination Date, Mr. Welch will continue to receive the same base salary, and fringe benefits to which he was entitled immediately prior to the execution date of this Transition Agreement. On the Termination Date, Mr. Welch will be paid all wages earned but unpaid and all accrued but unused vacation time up to and through the Termination Date.

2. Consideration.

(a) Release. Upon the cessation of Mr. Welch’s employment pursuant to Section 1 above, Mr. Welch shall execute the Release of Claims attached hereto as Exhibit A and, conditioned on the execution and nonrevocation by Mr. Welch of the Release of Claims, Mr. Welch or, in the event of Mr. Welch’s death, his estate, shall be entitled to the compensation and benefits set forth in subparagraphs 2(b)-(h) below.

(b) Continued Salary. In consideration for the promises made herein, the Company shall provide Mr. Welch bi-weekly payments commencing on the next regularly scheduled pay cycle following the date the Release of Claims referenced in paragraph 2 above becomes binding upon him in the amount of $9,200.00, less applicable taxes and withholdings, for a period of two (2) months. The total gross amount of these payments is $36,800.

(c) Executive Support Services. The Company will pay up to an aggregate amount of $5,000 for any third-party executive services fees (including fees for professional development or educational courses) incurred by Mr. Welch, provided that such services take place prior to September 30, 2010. Mr. Welch shall instruct any such third party to invoice the Company directly for such fees. Alternatively, Mr. Welch may submit receipts for such third party expenses via Unica Expense Report, to be approved by the Unica SVP of HR, and re-embursed by check.

(e) Computer. The Company will allow Mr. Welch to keep the laptop computer (and related peripherals) previously provided by the Company. However, this transfer of ownership is contingent upon Mr. Welch’s cooperation in allowing the Company to remove all Company programs, applications and information from the computer prior to his termination of employment. The Company transfers ownership of the computer (and related peripherals) in “as is” condition and makes no promises nor provides any warranties regarding the condition of the computer.

(f) Amended Equity Grants. The Company agrees to amend Mr. Welch’s outstanding equity awards to provide for continued vesting beyond the Termination Date through and including June 30, 2010 (the “End Vest Date”) as follows:

NQ Stock Options
Number	Vest Date	Number of Options To Vest	Price
UC000523	2/26/10	13,334	$4.84
UC000163	3/01/10	625	$6.46
UC000459	3/01/10	1,562	$4.21
UC000523	5/26/10	1,667	$4.84
UC000163	6/01/10	625	$6.46
UC000459	6/01/10	1,563	$4.21
Restricted Stock Units

Number	Vest Date	Number of Shares To Vest

RU000266	6/01/10	10,000
RU000498	6/01/10	1,250

All vesting in Company equity (e.g. restricted stock units or options) will cease on the End Vest Date, and the period in which Mr. Welch may exercise any vested non-qualified stock options shall be extended to be the period ending 90 days after the End Vest Date.

Except as set forth above, all terms and conditions of any outstanding equity award to Mr. Welch shall remain unchanged and be governed by the 2005 Stock Incentive Plan, as amended (the “Plan”), and any other equity grant agreement with the Company (“Equity Agreements”). In addition, any amounts contributed by Mr. Welch under the Company’s Employee Stock Purchase Plan for the current offering period shall be refunded to Mr. Welch and included in the payment made to Mr. Welch on the Termination Date.

(g) Health and Dental Insurance. The Termination Date will serve as the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If Mr. Welch timely elects to continue medical and/or dental insurance coverage after the Termination Date in accordance with the provisions of COBRA, the Company will pay the Company portion of his monthly premium payments through June 30, 2010. Mr. Welch still will be responsible for the employee portion of the premium during the Payment Period (such amounts will be deducted from the salary continuation payments) and shall remit employee portion of the premium from April 1, 2010 until June 30, 2010 to the Company.

(h) Taxes. All amounts set forth in this Section 2 are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes.

(j) Termination of Benefits. With the exception of the benefits set forth in this Section 2, all other benefits under any Company provided benefit plan, program, contract or practice will end upon the Termination Date, except as provided by law.

(k) Cessation of Payments: The Company may terminate Mr. Welch’s employment prior to the Termination Date and cease making all further payments and benefits set forth in this section) in the event that Mr. Welch is in violation of his material obligations under this Agreement, including, without limitation, the obligations set forth in Sections 1, 3, 4 and 6. However, Unica shall not take any adverse action relating to such violation until it provides Mr. Welch with written notice of the alleged violation, setting forth its basis for claiming an alleged violation, and provides Mr. Welch with at least five (5) business days to respond to such notice and/or cease and desist from any conduct alleged to constitute a violation. The cessation of payments under this Agreement is in addition to, and not in limitation of, all other equitable and legal remedies available to the Company, including, without limitation, injunctive relief and specific performance.

(l) Section 409A. The benefits received under this Transition Agreement are not considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A (“Section 409A”). Accordingly, no reporting under Section 409A is required. However, if the Company determines in the future that a Section 409A reporting is required for the consideration paid to Mr. Welch herein, it will notify Mr. Welch, in writing, in advance of said reporting.

3. Non-Disclosure, Non-Competition and Non-Solicitation Obligations. Mr. Welch acknowledges and reaffirms all of his post-employment obligations, consistent with applicable law, including, without limitation, the obligation to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, such as any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Non-Competition, Nondisclosure and Developments Agreement, he executed in May 2007 (the “Non-Compete Agreement”), which remains in full force and effect.

4. Return of Company Property. Mr. Welch confirms that, as of January 31, 2010, he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, software and printers, wireless handheld devices, cellular phones, pagers, but not his computer as set forth in paragraph 2 (e)), Company identification, and any other Company-owned property in his possession or control, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment. Mr. Welch agrees that in the event that he discovers any other Company or proprietary materials in his possession after the Termination Date, he will immediately return such materials to the Company. Mr. Welch further agrees to cooperate with the Company in cancelling all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

5. Mr. Welch’s Release of Claims. In consideration of the benefits provided for in this Transition Agreement, which Mr. Welch acknowledges he would not otherwise be entitled to receive, Mr. Welch hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties up to an including the date of this Agreement, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. Section 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. Section 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, Section 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, Sections 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, Section 102 and M.G.L. c. 214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, Section 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, Section 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, Section 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Transition Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he will not be able to recover any monetary damages, awards or benefits in connection with any such claim, charge or proceeding). Notwithstanding the foregoing, Mr. Welch is not releasing claims for vested benefits, claims and/or rights to any defense and indemnification from the Company as set forth in any directors and officers’ liability insurance policy, or any indemnification required by law. Nothing herein shall waive any rights Mr. Welch might have for breach of this Transition Agreement.

6. Performance Reference, Non-Disparagement. Mr. Yuchun Lee, CEO, agrees to provide Mr. Welch with a positive oral reference regarding his employment at the Company. The Company agrees that Mr. Lee will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding Mr. Welch. Mr. Welch understands and agrees that he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

7.	Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.

Since Mr. Welch is 40 years of age or older, he is being informed that he has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and he agrees that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which Mr. Welch is not otherwise entitled to receive, he specifically and voluntarily waives such rights and/or claims under the ADEA he might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b) Mr. Welch understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by him;

(c) Mr. Welch is advised that he has at least 21 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of his choice or any other person of his choosing prior to executing this Agreement;

(d) Mr. Welch has carefully read and fully understands all of the provisions of this Agreement, and he knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and

(e) in entering into this Agreement Mr. Welch is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

8. Acknowledgement.

(a) Mr. Welch acknowledges that he has been given at least twenty-one (21) days to consider this Transition Agreement and the Release of Claims at Attachment A, and that the Company advises him to consult with an attorney of his own choosing prior to signing this Transition Agreement and Attachment A. Mr. Welch is advised that he may revoke this Agreement for a period of seven (7) days after he signs it, and that this Agreement shall not be effective or enforceable until the expiration of such seven (7) day revocation period. Any such revocation will not be effective unless it is received in writing by the Company’s General Counsel no later than the close of business on the seventh day after the Transition Agreement was signed by Mr. Welch.

(b) MR. WELCH IS ADVISED AND HE UNDERSTANDS AND AGREES THAT BY ENTERING INTO THIS AGREEMENT AND SIGNING IT AND THE RELEASES OF CLAIMS HE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS HE MIGHT HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, AND THAT HE HAS RECEIVED CONSIDERATION BEYOND THAT TO WHICH HE WAS PREVIOUSLY ENTITLED.

9. Amendment. This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10. No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11. Validity. Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.

12. Voluntary Assent. Mr. Welch affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Transition Agreement, and that he fully understand the meaning and intent of this Agreement. Mr. Welch states and represents that he has had an opportunity to fully discuss and review the terms of this Transition Agreement and Attachment A with an attorney. Mr. Welch further states and represents that he has carefully read this Transition Agreement, including Attachment A hereto, understands the contents therein, freely and voluntarily assent to all of the terms and conditions hereof, and signs his name of his own free act.

13. Applicable Law. This Transition Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof.

14. Miscellaneous. The Company will reimburse Mr. Welch for any business expenses incurred on or before the Termination Date, for which he has submitted proper documentation according to its usual practice, provided such expenses are submitted within 60 days after the Termination Date. The Company will continue to permit Mr. Welch to access his personal email and telephone messages at the Company for a period of 90 days following the Termination Date.

15. Entire Agreement. This Transition Agreement, together with Attachments A and B, contains and constitutes the entire understanding and agreement between the parties hereto and cancels and/or supersedes all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede Mr. Welch’s obligations set forth in paragraph 3 above.

UNICA CORPORATION By:

Name: Yuchun Lee Title: President and Chief Executive Officer Date: 1/18/10	Richard Welch Date: 1/18/10